Exhibit 99.1

         Ultralife Batteries Reports Preliminary Fourth Quarter Results

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 1, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) announced that, based on a preliminary review of results for the fourth quarter ended December 31, 2006, the company expects to report an operating loss of approximately $1.5 million on revenue in the range of $30.0 million to $30.5 million. Because the company's auditors are still conducting the fiscal 2006 year-end audit, management cautions readers that actual results may differ from the preliminary results announced today.

    Along with the impact from lower-than-expected sales, the anticipated operating loss reflects $1.1 million in higher-than-expected material costs at McDowell Research and $0.5 million in unplanned non-cash charges, including $0.3 million in higher-than-expected intangible amortization and $0.2 million in additional inventory and bad debt reserves at McDowell related to an assessment of reserves at the McDowell operating unit. In addition, the company incurred approximately $0.6 million in manufacturing inefficiencies at its Newark operation, which resulted from a change in the process parameters of one part used in its 9-volt battery operation. The company revised its processes around a substitute product and, based on preliminary indications, efficiencies returned to planned levels in early January.

    "As we proceed with the integration of McDowell, we are identifying and addressing operational issues and, although we have made considerable progress, more work lies ahead," said John D. Kavazanjian, Ultralife's president and chief executive officer. "To address inadequacies in McDowell's cost accounting system, manufacturing and accounting staff from our Newark facility have been on site examining reporting procedures and analyzing manufacturing costs. As a result of an extensive review, we discovered purchasing decisions that had been made in the third quarter, which resulted in significantly higher-than-anticipated fourth quarter product costs. The magnitude of these higher material costs became apparent to us with the closing of the books for the fourth quarter."

    Mr. Kavazanjian continued, "To rectify this situation and further improve operations, we made appropriate personnel changes and appointed Ultralife personnel to three positions at McDowell: Chief operating officer, director of operations and controller. In addition, we are changing the sourcing of certain components to reduce purchasing costs, the benefit of which will be realized as we work through current inventory levels. We currently expect to realize the full benefit of this change during the second quarter. Finally, we have begun installing a new accounting system at McDowell, consistent with the one in use at Ultralife, to enhance management information and decision-making. We expect to complete the project by the third quarter; while the system is being installed, we have instituted a number of interim reporting procedures to capture all necessary manufacturing cost information on a timely basis.

    "Our initiatives to coordinate sales and marketing at Ultralife and McDowell are already producing benefits in broadening our top-line growth opportunities. Demand remains high for our diversified product offering and customer recognition of the enhanced value of our complementary solutions continues to grow. We will continue to tackle the operational issues and believe we are now firmly on course to complete the integration and substantially enhance manufacturing efficiencies, reduce costs and improve the bottom-line performance," concluded Mr. Kavazanjian.

    Ultralife is scheduled to report its fourth quarter 2006 results for the period ended December 31, 2006, on Thursday, February 15,
2007.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, industrial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com